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                                EXHIBIT 10.G4

                      ASSET PURCHASE AND SALE AGREEMENT


                                 May 4, 1994


     THIS ASSET PURCHASE AND SALE AGREEMENT ("Agreement") is between UNITED RESOURCES, INC., an Oregon corporation, ("Seller") DAN INC OREGON, an Oregon corporation, ("Purchaser") and UNITED GROCERS, INC., an Oregon corporation, ("U.G.").

     Seller has acquired the assets of a grocery store known as Sandy Thriftway located at 36859 Highway 26, Sandy, Clackamas County, Oregon ("the Store") as a creditor from SANDY THRIFTWAY, INC., an Oregon corporation and ___________________ MARCOTT, collectively ("Marcott"). Seller has not operated the Store. The assets are located on premises ("Store Premises") leased from SANDY DEVELOPMENT CO. by lease dated December 1, 1983 and subsequently amended (the "Prime Lease") which was originally from Portland Fixture Co. as Landlord to J.L.B. INVESTMENTS, BRUCE EDWARD BOWMAN and others as tenants. The tenants' interest was assigned to U.G. by document dated September 27, 1987. The landlord's interest in the Prime Lease is now held by Sandy Development Co., an Oregon corporation.

     Seller wishes to sell the assets to Purchaser, U.G. wishes to sublease the Store Premises to Purchaser and Purchaser wishes to purchase the assets and sublease the Store Premises.

     In consideration of the covenants contained in this Agreement the parties therefore agree as follows:

     1. Assets Purchased. Subject to the terms and conditions of this Agreement Seller agrees to sell to Purchaser, and Purchaser agrees to purchase, all assets owned by Seller and used in the operation of the Store
including without limitation the following:            1.1  Inventory.  All
merchantable inventory and all currently useable supplies located in the Store on the date of closing; but excluding all outdated or unsalable items, all unusable supplies and all seasonal items except those Purchaser specifically elects to purchase ("the Inventory").

          1.2 Equipment. All fixtures, equipment, leasehold improvements and other items shown on the plan delivered to Purchaser, including without limitation the items listed on the attached Exhibit A, together with any other items of fixtures or equipment owned by Seller and used in the operation of the Store which are not listed on the attached exhibit or plan and together with any prepaid service or maintenance contracts on those items ("the Equipment").

          1.3 Other Property. All other property of Seller, tangible or intangible, which is reasonably necessary for, and used in, the operation of the Store.

     2.   Price; Payment.

          2.1 Inventory Price. The purchase price of the Inventory shall be 95 percent of the amount determined as follows but shall not exceed a total of $300,000:

               2.1.1 For Inventory on the sales floor, in the back room and overstock, an amount equal to retail value determined as provided in paragraph 3 below, less the following percentages which shall include margins, allowances and CE/PI rebates:

               Grocery Items                           24%
               Fresh Meat                              25%
               Produce                                 33%
               Service Deli                            40%
               Service Bakery                          50%
               Dairy                                   20%
               General Merchandise/Health and Beauty   30%
               Frozen Foods                            25%
               Grocery Deli and Deli meat              24%
               Videos                                  $10 each

               2.1.2  For supplies           Seller's actual cost.
               2.1.3  For deposit items      Face value

               2.1.4  For consigned items    Seller's actual cost.
          Seller shall indemnify and defend Purchaser and hold it harmless from liability for all amounts claimed by consignors for sales made prior to the closing of this transaction.

               2.1.5 For seasonal items which Purchaser agrees to purchase, 50% of the price calculated subject to paragraph 2.1.1 above.

          2.2 Equipment Price. The purchase price of the Equipment and any other items described in paragraph 1.2 above shall be $_________________.

          2.3 Payment. The purchase price of the Inventory and of the Equipment shall be paid as follows:

               2.3.1  Purchaser shall pay the sum of $150,000 at closing.

               2.3.2 Purchaser shall pay the remainder of the purchase price, without interest, at the later of closing of this transaction or upon the closing of the financing described in paragraph 12.6 below. Purchaser shall diligently pursue obtaining the financing.

     3. Inventory Taking. Immediately prior to closing a physical inventory and retail price valuation of the Inventory shall be done by a professional inventory service mutually agreeable to the parties. Consigned items shall be separately inventoried. The cost of the inventory shall be paid one-half by Seller and one-half by Purchaser and each party may be present at the inventory taking. The resulting inventory and valuation shall be final and binding on the parties, and the parties shall execute a memorandum to be attached to this agreement specifying the exact amount of Inventory for the Store.

     4.   Closing.

          4.1 Date and Location. This purchase and sale shall be closed at the offices of Seller on May 4, 1994.

          4.2 Documents From Seller. Seller shall deliver to Purchaser at closing the following documents, each in a form reasonably acceptable to Purchaser and each duly executed, endorsed and acknowledged where appropriate:

               4.2.1 A warranty bill of sale transferring the Equipment and the Inventory to Purchaser free and clear of all liens and encumbrances.

               4.2.2 A true copy of the Prime Lease, including all addenda, exhibits and amendments and any required consent by the landlord, all in form acceptable to Purchaser.

               4.2.3 Copies of all service and maintenance contracts in the possession of Seller covering assets purchased by Purchaser.

               4.2.4 Such other documents or instruments as Purchaser may reasonably require in the form necessary to vest title to the purchased assets in Purchaser.

               4.2.5 Keys to all entrance doors and keys and combinations to all interior doors, safes and other locked areas, all appropriately labeled.

          4.3 Sublease. U.G. and Purchaser shall execute a sublease of the Store Premises in form satisfactory to both parties.

          4.4 Prorates. Personal property taxes and any other items agreed by Seller and Purchaser shall be prorated between the parties as of the date Purchaser takes possession of the Store. Prepaid service contracts shall not be prorated. Any vending machines shall be emptied immediately prior to closing; all funds collected on or after the date of closing shall belong to Purchaser. Seller shall have utility meters read as of the date of closing and Purchaser shall establish its own accounts for utilities.

          4.5 Lien Creditors of Seller. All creditors of Seller with liens on the Equipment or the Inventory shall be paid in full at or before closing. Seller shall obtain and file releases of all such liens at closing or immediately thereafter.

     5. Possession. Purchaser shall have possession of all assets sold pursuant to this Agreement and of the subleased premises and shall assume the risk of loss at 12:01 a.m. on May 4, 1994.

     6.   Liabilities.

          6.1 Purchaser assumes no liabilities of Seller or of Marcott except as specifically provided in this Agreement.

          6.2 Purchaser may elect to assume any prepaid maintenance contracts in effect at the Store.

     7. Merchandise in Transit. Inventory items ordered by Seller or Marcott in the usual course of business of the Store which have not been received by the date of closing shall be the property of Purchaser. Purchaser shall reimburse Seller for any deposit or payment by Seller for such items upon receipt of evidence of payment, and shall pay the balance to the supplier directly upon receipt of invoice.

     8. Accounts Receivable. Seller shall send any necessary notices of a change of address to payors of accounts receivable effective on the date of closing. Purchaser shall have no obligation to collect Seller's or Marcott's accounts receivable.

     9.   Employees.  Seller has no employees at the Store.

     10. Representations and Warranties of Seller and U.G. Seller and U.G. jointly and severally make the following representations and warranties to Purchaser, each of which shall be true at and survive the closing of this transaction:

          10.1 Organization. Seller and U.G. are each duly incorporated and in good standing under the laws of the State of Oregon and they each have full authority and legal capacity to enter into and perform this Agreement and the documents and instruments contemplated by this Agreement.

          10.2 Capacity. The execution, delivery and performance of this Agreement, the Agreement described in paragraph 12.8 below and the sublease have been duly authorized, no other authorization or approval is required which has not been obtained, and this Agreement, the Agreement described in paragraph 12.8 below and the sublease constitute valid and binding agreements of Seller and U.G. in accordance with their terms.

          10.3 Effect of Agreement. The execution and delivery of this Agreement, of the Agreement described in paragraph 12.8 below and of the sublease by Seller and U.G., and the consummation of the transactions contemplated by those agreements, will not result in the creation or imposition of any valid lien, charge or encumbrance on any of the assets sold to Purchaser pursuant to this Agreement, and will not require the authorization, consent or approval of any third party which has not given its consent prior to the date of closing.

          10.4 No Brokers. Neither Seller nor U.G. have employed any broker or finder in connection with the transactions contemplated by this Agreement and neither have taken any action which would give rise to a valid claim against any party for a brokerage commission, finder's fee or other like payment.

          10.5 Title. Seller has good and marketable title to the Equipment and the Inventory, free and clear of restrictions on or conditions to transfer or sale and free and clear as of the date of closing of all liens, pledges, charges or encumbrances.

          10.6 Prime Lease. Purchaser has been provided with a true, accurate and complete copy of the Prime Lease, which has been amended once by "Lease Modification Agreement" dated December 17, 1987 and again by "Lease Amendment" dated _______________, 1994 and has had no other amendments or modifications. U.G. has paid or caused payment of rent and all other amounts due and has performed or caused performance of all other obligations due under the Prime Lease to the date of closing. The Prime Lease is currently in effect and in good standing and neither Seller nor U.G. has any knowledge of any claim of any default or breach under the Prime Lease.

          10.7 Title to Equipment. None of the items included in the Equipment or located in the Store are held under any lease, security agreement, conditional sales contract or other title retention or security arrangement, or are other than in the possession and under the control and ownership of Seller.

          10.8 No Litigation. Neither Seller nor U.G. has any knowledge of any claim, litigation, proceeding or investigation pending or threatened against Seller or U.G. or Marcott which might result in any material adverse change in the business of the Store or affect the Prime Lease or the assets sold to Purchaser pursuant to this Agreement.

          10.9 Tax Returns. Seller and U.G. have filed all required local, state and federal tax returns and have paid all local state and federal taxes of any nature owing by Seller or U.G.; and no proceedings are threatened or pending to levy or assess Seller or U.G. or any of their assets on account of tax delinquencies or deficiencies. Neither Seller nor U.G. have any knowledge of any proceedings threatened or pending against Marcott on account of tax delinquincies or deficiencies.

          10.10 Asset Locations. All of the items listed on Exhibit A will be physically located in the Store on the date of closing.

          10.11 Condition of Equipment. All items included in the Equipment are in good working order and repair on the date of closing.

          10.12 Other Information. None of the representations or warranties of Seller or U.G., and none of the information or documents provided or to be provided by Seller or U.G. to Purchaser contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make the statements contained in this Agreement or the information or documents not misleading. Seller and U.G. know of no fact which has resulted, or which, in the reasonable judgment of the officers of Seller and U.G. signing this Agreement, will result in a material change in the operations of the Store or in the assets sold to Purchaser pursuant to this Agreement which has not been set forth in this Agreement or otherwise disclosed to Purchaser in writing.

     11.  Covenants of Seller and U.G..

          11.1 Prime Lease Amendments. U.G. shall not amend the Prime Lease in any manner without the prior written consent of Purchaser which will not be unreasonably withheld so long as the proposed amendment does not adversely impact Purchaser.

          11.2 Payment of Rentals Due Under Prime Lease. U.G. shall make all payments of basic rent and percentage rent due under the Prime Lease promptly in accordance with its terms. U.G. shall promptly notify Purchaser of any claim of default or deficiency under the Prime Lease.

          11.3 Indemnification. Seller and U.G. shall jointly and severally indemnify and defend Purchaser and hold it harmless from any claim, loss, liability or expense in connection with any of the following:

               11.3.1 The breach of any covenant or representation and warranty contained in this Agreement by Seller or U.G.

               11.3.2 Any debt owed by Marcott to a creditor in connection with the Store.

               11.3.3 Any amount or obligation owed by Marcott to or for an employee of Marcott, including without limitation wages, salaries, accrued vacation pay, fringe benefits and liabilities pursuant to employment agreements and collective bargaining agreements.

               11.3.4 All other liabilities of Marcott or of Seller or U.G. in connection with the Store.

     12. Conditions Precedent. Purchaser's obligations under this Agreement are subject to each of the following conditions precedent; if any one or more of the following conditions are not either satisfied or expressly waived by Purchaser in writing at the closing of the transaction contemplated by this Agreement Purchaser shall have the right to rescind the closing and its purchase and the Sublease by notice to Seller and U.G. given at any time before all conditions are either satisfied or expressly waived in writing; the notice shall specify an effective date for the rescission which shall be not less than seven days after the date of the notice; on the effective date Purchaser shall vacate the Store premises and be placed in the same position it was in immediately before the closing by Seller and U.G.:

          12.1 OLCC. Purchaser obtaining a package liquor license from the Oregon Liquor Control Commission for the Store location. Purchaser shall apply promptly and pursue the license approval diligently.

          12.2 Sublease. Execution and delivery of a sublease of the Store Premises to Purchaser on terms and conditions satisfactory to Purchaser and receipt of any required consent of the lessor under the Prime Lease to such sublease.

          12.3 Food Stamps. Purchaser obtaining authorization from the U.S. Department of Agriculture to accept food stamps at the Store location.

          12.4  W.I.C.   Purchaser obtaining authorization to accept W.I.C.
coupons at the Store location.

          12.5 Membership. Purchaser obtaining membership in United Grocers, Inc. and in the Thriftway group for the Store.

          12.6 Financing. Purchaser obtaining financing for the purchases contemplated by this Agreement on terms acceptable to Purchaser.

          12.7 Thriftway Agreement. Purchaser obtaining an agreement with the Thriftway group which shall provide that for a period of six (6) months or twenty-six (26) weeks beginning with the first ad Purchaser participates in for the Store, Purchaser's Thriftway membership for the Store shall be free of the Thriftway assessments for the Store while earning all case, product and other allowances, rebates, accruals, distributions and other incentives including without limitation new product and new store allowances.
          12.8 Sandy Store Agreement. Execution and delivery of an agreement between Purchaser, Seller and U.G. on terms satisfactory to Purchaser regarding remodeling of the Store, certain payments to U.G. based on profits and a jump-out clause.

          12.9 Union Agreement. Execution and delivery of an agreement satisfactory to Purchaser between Purchaser and United Food and Commercial Workers Local 555 regarding employment at the Store.

     13. Other Liabilities. Seller shall pay or cause to be paid in full within ten days after the date of closing all obligations in connection with the Store which were incurred by Seller and shall obtain the release of record of any lien on assets purchased by Purchaser, within ten days after closing. Seller shall indemnify and defend Purchaser and hold Purchaser harmless from any claim, cost, liability or expense, including costs and attorney's fees, incurred by Purchaser in connection with obligations of Seller which are not expressly assumed by Purchaser under the provisions of this Agreement.

     14. Remedies. Upon any breach or default of this Agreement by a party, the other party(s) shall be entitled to, separately or in combination, serially or cumulatively, all of the remedies available at law for such breach or default, including without limitation specific performance and damages, except as specifically limited by other terms of this Agreement.

     15. Survival. All representations, warranties and covenants of this Agreement shall survive the closing of the sale and purchase. The obligations of each party under this Agreement which require performance or impose restrictions after the closing will survive the closing and continue to be binding on that party and insure to the benefit of the other party(s).

     16.  General Provisions.

          16.1 Attorney's Fees. If any party institutes suit or action to enforce or interpret the terms of this Agreement the prevailing party shall be entitled to recover from the losing party(s) all costs and disbursements incurred by it in that connection plus such sum as the court may adjudge reasonable for attorney's fees in the trial court and in any appellate court.

          16.2 Notices. Any notice given pursuant to this Agreement shall be in writing and effective at the earlier of actual receipt or three days after deposit in the U.S. mails as certified mail, postage prepaid, addressed to a party at the address stated below or at such other address as the party may specify by notice to the other party:

     SELLER                        With a Copy to:

     United Resources, Inc.        John H. Arenz, Esq.
     6433 S.E. Lake Road           Benson, Arenz, Lucas & Hay
     P. O. Box 22187               1140 One Pacific Square
     Portland, OR 97222            220 N.W. Second Avenue
                                   Portland, OR 97209


     PURCHASER                     With a Copy to:

     Dan Inc Oregon                Joy D. Abele, Esq.
     P. O. Box 5490                P. O. Box 708
     Oregon City, OR 97045         Oregon City, OR 97045


     U.G.                          With a Copy to:

     United Grocers, Inc.          John H. Arenz, Esq.
     6433 S.E. Lake Road           Benson, Arenz, Lucas & Hay
     P. O. Box 22187               1140 One Pacific Square
     Portland, OR 97222            220 N.W. Second Avenue
                                   Portland, OR 97209


          16.3 Legal Representation. Each party has been represented by counsel in the negotiation and preparation of this Agreement.

          16.4 Section Headings. The section headings in this Agreement are for convenience only and shall not be construed to vary any of the terms of this Agreement.

          16.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

          16.6 Severability. If any term of this Agreement is deemed to be illegal or unenforceable at law it shall be deemed to be void and of no force and effect to the extent necessary to bring such term within the provisions of the applicable law, and such term as so modified together with all other terms of this Agreement shall be and remain fully enforceable.

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          16.7  Waiver.  No waiver of any term or provision of this Agreement shall be binding unless it is in writing and signed by the party making the waiver. No waiver of one term or provision shall be deemed to be a waiver of any other term or provision or to be a continuing waiver.


     SELLER:             UNITED RESOURCES, INC.

                         By  George P. Flemming
                         Its President


     PURCHASER:          DAN INC OREGON

                         By  Craig Danielson
                         Its President


     U.G.                UNITED GROCERS, INC.

                         By  Alan C. Jones
                         Its President